UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 2)

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

New Vista Acquisition Corp

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NEW VISTA ACQUISITION CORP
125 South Wacker Drive, Suite 300

Chicago, IL 60606

AMENDMENT NO. 2 TO THE PROXY STATEMENT

FOR THE EXTRAORDINARY GENERAL MEETING OF
NEW VISTA ACQUISITION CORP
TO BE HELD ON FEBRUARY 10, 2023

The following disclosures amend the definitive proxy statement filed by New Vista Acquisition Corp (the “Company”) with the Securities and Exchange Commission (the “SEC”) on January 12, 2023, as amended on January 13, 2023 (the “Proxy Statement”), relating to the Company’s extraordinary general meeting to be held on Friday, February 10, 2023, commencing at 10:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at One Manhattan West, New York, NY 10001 (the “Extraordinary General Meeting”). As previously disclosed, the board of directors of the Company has fixed the close of business on January 10, 2023 as the record date (the “Record Date”) for determining shareholders entitled to notice of and to vote at the Extraordinary General Meeting and any postponement or adjournment thereof. Each capitalized term used in this amendment to the Proxy Statement (this “Amendment”) and not defined in this Amendment has the meaning given to it in the Proxy Statement.

EXPLANATORY NOTE

In the Proxy Statement, the Company inadvertently misstated the vote required for approval of the Trust Amendment Proposal. Accordingly, the disclosures of the vote required to approve the Trust Amendment Proposal on each of (i) the fourth page of the letter to Company shareholders accompanying the Proxy Statement, (ii) the second page of the Notice of Extraordinary General Meeting accompanying the Proxy Statement, (iii) page 10 of the Proxy Statement and (iv) page 41 of the Proxy Statement, are amended and restated to be:

Approval of the Trust Amendment Proposal requires the affirmative vote of 65% of the New Vista Shares issued and outstanding, voting together as a single class.

The Company is providing this Amendment solely to correct the disclosures regarding the vote required to approve the Trust Amendment Proposal.

This Amendment does not change the proposals to be acted upon at the Extraordinary General Meeting, which are described in the Proxy Statement. Except as specifically amended by the information contained in this Amendment, the information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.

This Amendment is dated February 7, 2023.